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                                                                    Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
GeoTrain Corporation

We consent to the use of our report dated March 2, 1999 with respect to the consolidated balance sheet of GeoTrain Corporation as of December 31, 1998 and the related consolidated statements of operations, redeemable preferred stock and stockholders' equity (deficiency) and cash flows for the year ended December 31, 1998 and the year ended December 31, 1996, which report is included in the Global Knowledge, Inc. Registration Statement on Form S-1 dated December 6, 2000 and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated March 2, 1999 contains an explanatory paragraph that states that GeoTrain Corporation had suffered recurring losses from operations, had a net working capital deficiency as well as a deficiency in stockholders' equity and was in breach of a financial covenant on debt, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Chartered Accountants

Ottawa, Canada
December 6, 2000